Exhibit 10.1

Auction Item No. FW-248

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the date last signed (the “Effective Date”), is made by and between Heritage Insurance Holdings, LLC, a Florida limited liability company, having an address of 700 Central Ave., Suite 500, St. Petersburg, FL 33701 (hereinafter “Purchaser” or “Buyer”) and 2600 & 2650 McCormick Drive Holdings, LLC, a Maryland limited liability company, having an address c/o CWCapital Asset Management LLC, 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814 (“Seller”).

RECITALS:

R-1. Seller desires to sell certain improved real property known and commonly referred to as the “Prestige Place I & II” located at 2600 and 2650 McCormick Drive, Clearwater, Pinellas County, Florida, along with certain related property described below, and Purchaser desires to purchase such real and other property from Seller.

R-2. Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and Purchaser shall purchase the property described below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. THE PROPERTY.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase and acquire, all of Seller’s respective right, title and interest in and to the following (the “Property”):

1.1.1 That certain parcel of land located in Pinellas County, Florida, having a street address of 2600 and 2650 McCormick Drive, Clearwater, Florida 33764, and being more specifically described on Schedule 1.1.1, attached hereto (the “Land”), along with all buildings (the “Buildings”) together with all other improvements, parking facilities and fixtures located on the Land (the Buildings and any and all other improvements located on the Land are hereinafter referred to collectively as the “Improvements”) and all easements, hereditaments, appurtenances, development rights, and other benefits, if any, pertaining to or affecting the Land (collectively, the “Easements”). The Land, Buildings, Improvements and Easements are hereinafter collectively referred to as the “Real Property”;

1.1.2 All furniture, furnishings, fixtures, equipment and other tangible personal property affixed to and/or located at the Real Property and used in connection with the Real Property, or replacements of those items permitted pursuant to this Agreement (the “Personal Property”);

1.1.3 Any and all written leases, tenancies, licenses and other rights of occupancy or use of or for any portion of the Real Property or the Personal Property (including all amendments, renewals and extensions thereof) (collectively, “Leases”) and contracts in effect on the Date of Closing, any and all permits and any and all warranties, telephone exchange numbers, architectural or engineering plans and specifications and development rights that exist as of the Date of Closing and relate to the Real Property or the Personal Property (collectively, the “Intangible Property”).

1.2 Agreement to Convey. Subject to the conditions set forth in Section 6, Seller agrees to sell and convey, and Purchaser agrees to purchase and accept, on the Date of Closing (defined in Section 2.4, below): (a) fee simple title to the Real Property by way of a Special Warranty Deed (defined in Section 8.1.1, below), to be executed and delivered by Seller in respect to the Property, and which shall be subject to the Permitted Exceptions (defined in Section 3.6, below) affecting or encumbering the Real Property; and (b) the remainder of the Property, by way of the assignment and assumption agreements, a quitclaim bill of sale and other instruments of conveyance described in this Agreement.

2. PURCHASE PRICE AND PAYMENT.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is the Winning Bid Amount (defined below):

2.1.1 Winning Bid Amount. The winning bid amount for the Property (the “Winning Bid Amount” or “WBA”) is nine million, two hundred thousand and No/100 U.S. Dollars ($9,200,000.00).

2.1.2 Buyer’s Premium. The buyer’s premium for the Property (the “Buyer’s Premium”) is the greater of Five Percent (5%) of the WBA or $20,000.00. The Buyer’s Premium is four hundred and sixty thousand and No/100 U.S. Dollars ($460,000.00).

2.2 Earnest Money Deposit.

2.2.1 Deposit. As the initial deposit (the “Earnest Money Deposit”), Purchaser shall be required to pay ten percent (10%) of the Purchase Price, but not less than Twenty Thousand and No/100 Dollars ($20,000.00) to Title Company. The total amount of the Earnest Money Deposit due must be deposited with First American Title Insurance Company National Commercial Services, 1825 Eye Street NW, Suite 302, Washington, D.C. 20006, Attention: Brian A. Lobuts, Vice President (“Title Company”), no later than one (1) business day following Purchaser being declared the winning bidder (even if the sale is subject to confirmation). Regardless of the amount financed, if any, the Earnest Money Deposit will not be altered. The Earnest Money Deposit will be non-refundable (except upon a default by Seller or as specifically provided herein). If Purchaser shall fail to timely make the Earnest Money Deposit by 5:00 p.m. Eastern Time, as set forth herein, this Agreement shall automatically terminate and neither party shall thereafter have any further rights, obligations or liability hereunder, except as otherwise expressly set forth herein. Purchaser acknowledges that once posted, the Earnest Money Deposit shall be non-refundable to Purchaser, except as otherwise described herein.

2.2.2 Maintenance of Deposit. The Earnest Money Deposit shall be held by Title Company in an interest-bearing account subject to receipt of a form W-9 from Purchaser. All interest earned on the Deposit shall be added to the principal held in the escrow and shall constitute a part of the Deposit (hereinafter defined). The term “Deposit” as used herein shall mean the Earnest Money Deposit and any additional deposits as are described herein and all interest earned thereon. Interest earned on the Deposit shall be deemed earned by Purchaser.

2.2.3 Purchaser agrees that the retention of the Deposit by Seller represents a reasonable estimation as of the Effective Date of Seller’s damages in the event of Purchaser’s Default hereunder, that actual damages would be impracticable or extremely difficult to ascertain, and that the provision for liquidated damages hereunder does not constitute a penalty. The parties acknowledge that these damages have been specifically negotiated between themselves and are, among other things, to compensate Seller for taking the Property off the market, for Seller’s costs and expenses associated with this Agreement and for Seller’s lost opportunity costs. Purchaser hereby waives the rights and benefits of any law, rule, regulation, or order now or hereafter existing that would allow Purchaser to claim a refund of the Deposit as unearned earnest money, a penalty, or for any other reason.

2.3 Payment. Purchaser shall pay to Seller the Purchase Price and shall pay to Auction.com (the “Auctioneer”) the Buyer’s Premium, on or before 3:00 p.m. Eastern Time, on the Date of Closing (as defined below), by causing Title Company to wire the Purchase Price to Seller and Buyer’s Premium to Auctioneer in immediately available funds to such bank account(s) as Seller and Auctioneer may designate. The Deposit shall be paid by Title Company to Seller at Closing and credited against the Purchase Price. The Purchase Price shall also be subject to further adjustments for prorations and credits required to be made in accordance with Section 7, below.

2.4 Closing. The purchase and sale of the Property shall be consummated at closing (the “Closing”) in escrow through Title Company on the date which is on or before Twenty-One (21) days after the Approval Date defined in Section 6.3.1 (the “Date of Closing”). Closing shall occur on the Date of Closing at Title Company, or at such other time and place as may be agreed to in writing by Seller and Purchaser.

3. INSPECTIONS, APPROVALS AND AUCTION TERMS.

3.1 Inspections. Purchaser acknowledges, understands and agrees that it has had reasonable opportunity to conduct inspections of the Property and further agrees that it waives any and all rights to any additional inspections of the Property.

3.2 Access to the Property and Indemnification by Purchaser. Prior to the Effective Date, Seller shall permit Purchaser and Purchaser’s agents and representatives access to the Land and Improvements for the purpose of conducting such physical and environmental inspections of the Land and Improvements (collectively, the “Inspections”) as Purchaser shall deem necessary prior to the commencement of bidding at the Auction. Before Purchaser enters the Land and Improvements to perform Inspections, Purchaser shall give Seller reasonable advance written notice and, at Seller’s option, a representative of Seller may accompany Purchaser and/or Purchaser’s representative. Purchaser agrees to be solely responsible for the conduct of Purchaser’s representatives on and adjacent to the Land and Improvements and shall assume and pay for all expenses incurred in connection with the Inspections. At all times during the presence of Purchaser or Purchaser’s representatives on the Land and Improvements, Purchaser agrees that Purchaser will not allow, and Purchaser’s representatives will not conduct, any physically invasive testing of, on, or under the Land or Improvements without first obtaining Seller’s written consent. Purchaser agrees to return the Land and Improvements to substantially the same condition and cleanliness existing before entry and/or occupation by Purchaser’s representatives, including, but not limited to, sealing wells or other similar subsurface investigations. Purchaser shall use reasonable efforts to minimize interference with Seller’s and any tenants’ use and occupancy of the Building. Purchaser shall keep confidential the information resulting from the Inspections. Purchaser may disclose confidential information to Purchaser’s representatives to the extent each needs to know confidential information for the sole purpose of evaluating the Land and Improvements, provided

Purchaser takes all reasonable measures to assure that Purchaser’s representatives keep such information confidential. Purchaser shall indemnify and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, directly caused by Purchaser, which Seller may incur as a result of (a) any act or omission of Purchaser or its agents or representatives arising in connection with any tests or inspections conducted by Purchaser or its agents or representatives, or (b) the failure of Purchaser to restore the Property in accordance with this Section 3.2; provided, however, that Purchaser shall not be required to indemnify Seller if and to the extent that any such loss, injury, liability, damage or expense was caused by the negligence or misconduct of Seller, its employees or its agents. The foregoing shall survive termination of this Agreement or the Closing, as applicable. Furthermore, Purchaser shall, at its sole expense, keep and maintain a policy of comprehensive public liability insurance with a contractual liability endorsement that covers Purchaser’s indemnity obligation set forth above. This insurance policy shall name Seller, Seller’s Sole Member/Manager and CWCapital Asset Management LLC (“CWCapital”) as an additional insured and afford protection in limits of not less than One Million Dollars ($1,000,000) for bodily injury or death in any one accident, and not less than One Million Dollars ($1,000,000) for property damage. All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the state in which the Property is located and having a national rating of A-XI or better. Within two (2) days after the Effective Date, Purchaser shall deliver to Seller certificates of such insurance coverage and, not less than thirty (30) days before the expiration of the policy, a certificate of the renewal of such coverage accompanied by evidence reasonably satisfactory to Seller of payment of premiums therefore. In addition, the insurance shall be primary, non-contributing, and contain a waiver of subrogation in favor of Seller, Seller’s sole member and CWCapital.

3.3 Inspection of Documents. Purchaser acknowledges receipt of the materials relating to the Land and Improvements (“Property Documents”).

3.3.1 Purchaser acknowledges, understands and agrees that the Property Documents may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Property Documents. Purchaser specifically releases Seller from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including without limitation attorney’s fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively “Claims”) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Property Documents. The provisions of this Section 3.3.1 shall survive Closing, or the early termination of this Agreement.

3.4 Survey. As part of the Property Documents, Purchaser acknowledges that Seller has delivered or made available for inspection, the most recent survey, if any, in its possession to Purchaser (the “Existing Survey”). Purchaser shall, within five (5) days after the Effective Date, at its sole cost and expense, order an update to the Existing Survey (or if there is no Existing Survey, a new survey) (the Existing Survey, as updated, or a new survey, the “Survey”).

3.5 Title Commitment. Within five (5) days after the Effective Date, Purchaser, at its sole cost and expense, shall order from Title Company, a Commitment for Title Insurance (the “Title Commitment”), setting forth the status of title to the Land and all exceptions which would appear in an Owner’s Policy of Title Insurance, specifying Purchaser as the named insured and showing the Purchase Price as the policy amount.

3.6 Permitted Exceptions. Purchaser shall accept title to the Property, subject to the following exceptions (the “Permitted Exceptions”):

3.6.1 Those matters affecting or relating to the title to, or the survey of, the Property: (a) which are of record on the date of the Title Commitment or as shown on the Survey and (b) which Purchaser has otherwise approved in writing.

3.6.2 The lien of non-delinquent taxes, assessments and other usual and customary charges assessed against the owners of real property in the state in which the Land is located.

3.6.3 All matters disclosed by the Property Documents and Leases and Contracts not prohibited hereunder.

3.6.4 All building and zoning laws, codes and regulations affecting the Property, including all proffers, special exceptions, conditions, site plan approvals, and other similar matters, if any, relating to the zoning of the Property.

3.6.5 Any and all bankruptcy claims preserved or accruing to the Seller on or before the Effective Date against the prior owner or related to the Property.

3.7 Contracts. Purchaser shall assume all Contracts at Closing (such Contracts being herein referred to as the “Assumed Contracts”). As used herein, the term “Contracts” shall mean all service, maintenance, supply, or other contracts relating to the operation of the Property, and all other such assignable contracts or agreements in effect as of the Effective Date.

3.7.1 Consents to Transfer. Seller shall be responsible for securing any consent from third parties who have the right to consent to the transfer of any Contract, Permit, Intangible Property and/or Lease and Purchaser shall be responsible for paying any fee in connection therewith, including but not limited to, any termination fee. The consents shall provide that if the transaction contemplated by this Agreement is not consummated, the consent will not be effective. It is understood that a failure to obtain such consents is not a condition precedent to Purchaser’s obligation to close. Purchaser will assume all liability which arises as a result of failing to obtain any such consent and shall indemnify and hold harmless Seller from any liability, claims, actions, expenses, or damages incurred by Seller as a result of such failure, should Seller elect to waive the issuance of such consents as a precondition to Closing under Section 6; such indemnification shall survive Closing of this transaction.

3.8 Auction Terms & Conditions. The auction Terms and Conditions attached hereto as Exhibit A are hereby incorporated into this Agreement as fully as if copied herein verbatim. To the extent that any term or condition of the Terms and Conditions may be in conflict with this Agreement, it is the intention of Purchaser and Seller that this Agreement shall control.

4. SELLER’S OBLIGATIONS PRIOR TO CLOSING. Until Closing, Seller and/or Seller’s agents or representatives shall:

4.1 Insurance. Keep the Property insured, in an amount sufficient to satisfy any co-insurance requirement or stipulation, against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Maintain the Property in good condition and make repairs and/or replacements in the ordinary course of business in connection with any damage to the Property, and deliver the Property to Purchaser at Closing in the condition existing as of the Effective Date, normal wear and tear and damage by casualty excepted.

4.3 Notices. Provide to Purchaser, immediately upon the receipt thereof, any and all written notices relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, vendor or other party under any of the Contracts, or from any other entity or party, which notices are of a type not normally received in the ordinary course of Seller’s business, or which may have a material effect upon the Property or result in a material change in a representation or warranty made by Seller hereunder.

4.4 Compliance with Agreements. Take all actions necessary to comply with all agreements, covenants, encumbrances and obligations affecting or relating to the Property and the ownership, operation and maintenance thereof. Seller shall pay all utility bills, tax bills and other invoices and expenses relating to the Property, as and when the same become due, except as otherwise expressly provided herein.

4.5 New Contracts. Seller may, without the prior consent of Purchaser, enter into any Contracts provided that Seller shall provide Purchaser written notice of such actions.

4.6 Leases. Seller may (a) amend or terminate any Leases; (b) consent to the assignment of any Leases or subleasing of any of the Property; or (c) enter into any new Lease of the Property or any portion thereof, provided that Seller provides Purchaser with written notice of such actions.

4.7 Personal Property Substitutions. Seller may remove any item included in the Personal Property provided that Seller substitutes therefor an item of like kind and comparable fair market value.

5. REPRESENTATIONS AND WARRANTIES.

5.1 By Seller. Seller represents and warrants to Purchaser, as of the Effective Date, that:

5.1.1 Seller has the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby.

5.1.2 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be duly authorized, executed and delivered by Seller. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

5.1.3 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound.

5.1.4 Survival. The representations and warranties set forth in this Section 5 shall not survive Closing of this transaction, and no action or claim may be brought against Seller by Purchaser or any affiliate of Purchaser with respect to a breach of such representations or warranties or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation or warranty made by Seller in this Agreement from and after the Closing.

5.1.5 Limitation on Remedies. Notwithstanding anything herein to the contrary, if Purchaser discovers prior to Closing that one or more of the representations and warranties under the provisions of this Section 5 are false or untrue as of the Date of Closing, Purchaser’s sole remedy will be to exercise its rights under the provisions of Section 10.4 hereof.

5.2 By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date that:

5.2.1 Purchaser is a corporation, partnership, limited liability company, trust or other type of business organization that is duly organized, validly existing and in good standing under the laws of the state in which it was organized and Purchaser is qualified to do business in the jurisdiction in which the Property is located.

5.2.2 Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Purchaser of its obligations hereunder.

5.2.3 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms.

5.2.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

5.2.5 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or, to the best of Purchaser’s knowledge, contemplated by Purchaser.

5.2.6 There are no actions, suits, claims or other proceedings (collectively, “Litigation”) pending or, to the best of Purchaser’s knowledge, contemplated or threatened against Purchaser that could affect Purchaser’s ability to perform its obligations when and as required under the terms of this Agreement.

5.3 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, except that Purchaser has retained the services of Foresight Property Services, Attn: Trifon Houvardas (the “Purchaser’s Broker”). Purchaser shall be solely responsible for paying the fees and commissions owed to Purchaser’s Broker, pursuant to a separate written agreement between Purchaser and Purchaser’s Broker. Seller agrees to pay a finder’s fee to Purchaser’s Broker upon the consummation of Closing, in an amount not to exceed 0.5% of the Winning Bid Amount. Purchaser’s Broker or any other broker shall not be entitled to any commission or finder’s fee if the broker is the Purchaser, an affiliate entity or an immediate family member. Seller and Purchaser agree that each will indemnify, defend and hold the other, as well as Auctioneer (including its affiliates and agents) free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. This mutual indemnity shall survive Closing and any termination of this Agreement.

5.4 Property Condition.

5.4.1 Disclaimer. THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

5.4.2 Release of Claims. Without limiting the provisions of Section 5.4.1, Purchaser releases Seller from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section specifically includes any Claims under any Environmental Laws, under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., or with respect to any environmental risk. “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement.

5.4.3 Acknowledgment of Inspection. Purchaser acknowledges and agrees that (a) Purchaser had an opportunity to inspect the Property and its operation prior to the Effective Date, (b) if this transaction is consummated, Purchaser will be purchasing the Property pursuant to Purchaser’s independent examination, study, inspection and knowledge of the Property, and (c) Purchaser is relying upon its own determination of the value and condition of the Property and not on any information provided or to be provided by Seller. Purchaser is relying solely upon its own inspections, investigations, research and analyses in entering into this Agreement and is not relying in any way upon any representations or warranties (except those expressly provided in Section 5), statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. With respect to any Personal Property being conveyed hereunder, Purchaser shall not rely on any list of such property compiled by Seller, but rather, Purchaser shall compile its own list for review by Seller.

5.4.4 RELEASE. PURCHASER HEREBY RELEASES SELLER AND ANY SERVICER, AGENT, REPRESENTATIVE, MANAGER, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

5.4.5 ASSUMPTION. EFFECTIVE AS OF THE DATE OF CLOSING, PURCHASER WILL ASSUME ALL OF SELLER’S LIABILITIES AND OBLIGATIONS WITH RESPECT TO THE LEASES, CONTRACTS, AND PERMITS (TO THE EXTENT SUCH PERMITS ARE ASSIGNED OR TRANSFERRED) ARISING AND ACCRUING FROM AND AFTER THE DATE OF CLOSING.

5.4.6 SURVIVAL. THE ACKNOWLEDGMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN THIS SECTION 5 WILL SURVIVE THE CLOSING.

5.4.7 PERSONAL PROPERTY; INTANGIBLE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO SELLER’S TITLE TO THE PERSONAL PROPERTY OR THE INTANGIBLE PROPERTY.

6. CONDITIONS PRECEDENT TO CLOSING.

6.1 Conditions for the Benefit of Purchaser. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of the following condition precedent:

6.1.1 The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects, as of the Effective Date.

6.2 Waiver of Conditions. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.

6.3 Conditions for the Benefit of Seller. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

6.3.1 Receipt by Seller of all requisite approvals including, but not limited to, the approval of servicers to Seller or to Seller’s sole member, (including, without limitation, the necessary committee approvals of CWCapital), trustee approval and all other approvals that may be required pursuant to any documents which govern Seller; Seller shall provide written notice to Purchaser of satisfaction of this condition precedent designating the “Approval Date”; and

6.3.2 Receipt by Seller of any and all required consents to the transfer of any Assumed Contract, permit and/or Lease to be assigned to Purchaser at Closing.

6.4 Waiver of Conditions. Seller shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Seller unless it is in writing and executed by an authorized officer of Seller.

6.5 Failure of a Condition. In the event any of the conditions set forth in this Section are not fulfilled or waived, this Agreement shall terminate and all rights and obligations hereunder of each party shall be at an end and the Deposit shall be returned to Purchaser, as Purchaser’s sole remedy and neither party shall have any obligations to the other.

7. CLOSING COSTS AND PRORATIONS.

7.1 Purchaser’s Costs. Purchaser will pay the following costs of closing this transaction:

7.1.1 All recording fees and any and all state and county recordation, documentary or transfer taxes;

7.1.2 All premiums, fees and costs associated with the issuance of any title policy as well as for all premiums, fees and costs associated with the issuance of a mortgagee title insurance policy, and all of the settlement fees and other charges of Title Company due in connection with the closing of this transaction;

7.1.3 The cost of the Survey;

7.1.4 The fees and disbursements of Purchaser’s counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction;

7.1.5 Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any recordation or transfer taxes required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing;

7.1.6 Any sales taxes payable with respect to any personal property included within the Property; and

7.1.7 All of the fees of Purchaser’s Broker referred to in Section 5.3 above.

7.2 Seller’s Costs. Seller will pay the following costs of closing this transaction:

7.2.1 The fees and disbursements of Seller’s counsel;

7.2.2 A finder’s fee to Purchaser’s Broker referred to in Section 5.3, above; and

7.2.3 All release fees and other charges required to be paid in order to release from the Property the lien of any mortgage or other security interest which Seller is obligated to remove pursuant to the terms of this Agreement.

7.3 Prorations. All revenues due and payable, and all expenses, including, but not limited to rents and any other amounts paid by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, reimbursement of maintenance and repair expenses and normally prorated operating expenses billed or paid as of the Date of Closing shall be prorated as of 11:59 p.m. Eastern Time, on the day before the Date of Closing and shall be adjusted against the Purchase Price due at Closing. Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to any and all refundable tenant security deposits in Seller’s possession with respect to the Leases.

7.3.1 Receivables. Purchaser shall purchase all accounts receivable due as of 11:59 p.m., Eastern Time, the day before the Date of Closing, in addition to the Purchase Price. As used herein, the term “Accounts Receivable” shall mean all outstanding debts one hundred twenty (120) days or less past due for tenants that are still tenants of the Property on the Effective Date.

7.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of 11:59 p.m. Eastern Time, on the day before the Date of Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year. If, as the result of an appeal of the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing, there is issued after Closing an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund issued, Seller shall be entitled to all such refunds relating to the period prior to Closing. If the appeal is successfully culminated either prior to or after the proposed sale transaction, and Purchaser would benefit from such appeal for the current or subsequent tax year, then Purchaser shall pay a pro-rata share portion of the costs and expenses incurred by Seller in connection with the appeal.

7.5 Leasing Costs. Purchaser shall pay, in addition to the Purchase Price, any and all leasing costs due as of the Date of Closing, whenever accrued, including, but not limited to, all tenant improvement allowances and leasing commissions for Leases, and costs associated with preparing lease documents for the Property.

7.6 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom or ordinance in the jurisdiction in which the Property is located.

7.7 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

8. CLOSING AND ESCROW.

8.1 Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

8.1.1 A Special Warranty Deed, in the form attached hereto as Schedule 8.1.1 (the “Deed”), conveying title to Purchaser of the Property, subject only to the Permitted Exceptions.

8.1.2 (a) Originals (to the extent in Seller’s possession) of all of the Assumed Contracts relating to the Property which Purchaser has elected to assume pursuant to the terms hereof; and (b) an assignment of such Assumed Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Schedule 8.1.2 (the “Assignment and Assumption Agreement”), conveying to Purchaser Seller’s rights, title and interest in and to the Assumed Contracts attributable to the Property.

8.1.3 (a) Originals (to the extent in Seller’s possession) of all warranties then in effect, if any, with respect to the Property or to the Improvements or any repairs or renovations to such Improvements and (b) an assignment of all such warranties being conveyed hereunder, conveying to Purchaser Seller’s rights, title and interests in and to the warranties attributable to the Property.

8.1.4 An affidavit pursuant to the Foreign Investment and Real Property Tax Act.

8.1.5 Appropriate evidence of authority, capacity and status of Seller as reasonably required by Title Company.

8.1.6 An “Owner’s Affidavit”, in form reasonably acceptable to Seller and Title Company and sufficient for Title Company to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and, (c) matters not shown in the public records.

8.1.7 A settlement statement (the “Settlement Statement”), prepared by Title Company.

8.1.8 A quitclaim bill of sale in the form attached hereto as Schedule 8.1.8 (the “Bill of Sale”), transferring to Purchaser all of Seller’s right, title and interest in the Personal Property.

8.1.9 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.2 Purchaser’s Deliveries. At the Closing, Purchaser shall (a) pay Seller the Purchase Price as required by, and in the manner described in, Section 2 hereof, (b) pay Auctioneer the Buyer’s Premium as required by, and in the manner described in, Section 2 hereof, and (c) execute and deliver the following documents:

8.2.1 The Assignment and Assumption Agreement and Bill of Sale.

8.2.2 Evidence of Purchaser’s authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and Title Company, to enter into the transactions contemplated by this Agreement.

8.2.3 The Settlement Statement.

8.2.4 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.3 Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

8.4 Escrow Closing. Purchaser and Seller (or their respective counsel on behalf of Purchaser and Seller) shall execute letters of escrow closing instructions (the “Closing Instructions”) which will provide that, on the Date of Closing: (a) Seller and Purchaser shall each deposit with Title Company all of the documents and instruments described in Sections 8.1 and 8.2, above (the “Closing Documents”); and (b) Purchaser shall deposit with Title Company the balance of the Purchase Price required to be paid after application of the Deposit thereto and all prorations, adjustments and credits required to be made under this Agreement, (the “Adjusted Purchase Price”) and the Buyer’s Premium, all of which shall be set forth on, and mutually agreeable pursuant to, a settlement statement executed by both Purchaser and Seller at Closing. Upon receipt of the Adjusted Purchase Price and the Buyer’s Premium, and the satisfaction of all other conditions set forth in the Closing Instructions, Title Company shall be authorized and directed to disburse the Adjusted Purchase Price to Seller or its designee(s) and the Buyer’s Premium to Auctioneer, record the Deed among the real property records of Pinellas County, Florida, and release the remaining Closing Documents to the appropriate parties, all in strict accordance with the Closing Instructions.

9. DAMAGE, DESTRUCTION AND CONDEMNATION.

9.1 Casualty. Except as provided herein, Seller assumes all risk of loss or damage to the Property by fire or other casualty until consummation of Closing, at which time all risk of loss or damage to the Property by fire or other casualty shall be transferred to Purchaser. If at any time on or prior to the Date of Closing any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. If the estimated cost to repair the damage or destruction exceeds $250,000 as reasonably estimated by Seller, Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives Seller’s written notice of the destruction or damage. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, or if the cost of repair is equal to or less than $250,000, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price, except that all insurance proceeds will be assigned to Purchaser and Seller will pay to Purchaser any deductible under Seller’s insurance policy.

9.2 Condemnation. In the event, at any time on or prior to the Date of Closing, any action or proceeding is filed, under which the Property, or any portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, Seller shall promptly give written notice thereof (which notice shall describe the type of action being taken against the Property, and which portions of the Property will be affected thereby) to Purchaser. If the taking would substantially prevent Purchaser from continuing the existing use of the Property, then Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives Seller’s written notice of such action or proceeding. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the parties shall proceed to closing without any reduction or adjustment in the Purchase Price, except that all condemnation proceeds will be assigned to Purchaser.

10. FAILURE OF CONDITIONS PRECEDENT; DEFAULT AND REMEDIES.

10.1 Failure of Conditions Precedent. If any of the conditions precedent stated in Article 6 have not occurred or been satisfied on or before the Date of Closing, Purchaser or Seller may: (a) terminate this Agreement by written notice to the appropriate party on or before the Date of Closing, in which event the appropriate party shall be entitled to receive disbursement of the Deposit or (b) to waive such conditions precedent and proceed to Closing.

10.2 Purchaser Default. If Purchaser is in default of one or more of Purchaser’s obligations under this Agreement other than a failure to timely close, then Seller may give notice to Purchaser (with a copy to Title Company) specifying the nature of the default. Purchaser shall have five (5) business days after receiving that notice, but in no event beyond the Date of Closing, within which to cure that default. If Purchaser fails to cure that default within that period, then Seller’s sole remedy for such default shall be to terminate this Agreement by giving notice of such termination to Purchaser (with a copy to Title Company) and receive the Deposit as liquidated damages. If Seller does so terminate this Agreement, then Title Company shall pay the Deposit to Seller.

10.3 Liquidated Damages. SELLER AND PURCHASER AGREE THAT PAYMENT OF THE DEPOSIT TO SELLER UNDER THIS SECTION 10 SHALL BE AS LIQUIDATED DAMAGES AND NOT AS A PENALTY.

10.4 Seller Default. In the event Seller shall: (a) fail to sell, transfer and assign the Property to Purchaser in violation of the terms of this Agreement, and/or (b) fail to perform any other material obligation of Seller hereunder, and/or (c) intentionally breach any warranty made or granted by Seller under this Agreement, which breach is not cured by the Date of Closing and/or (d) have intentionally misrepresented any fact, or any of the representations of Seller contained herein are not true, accurate or complete in any material respect, Purchaser shall as its sole and exclusive remedy, be entitled to declare this Agreement to be null and void and demand and receive the return of the Deposit whereupon, neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein. Purchaser specifically waives any and all right (i) to file or record any lis pendens or any other lien or encumbrance against the Property; (ii) to specific performance or other equitable relief; or (iii) to consequential or punitive damages.

10.4.1 Waiver of Default. If Purchaser does not duly notify Seller of the default and does not give Seller a notice of termination hereunder, then (i) the default shall be treated as waived by Purchaser and (ii) at Closing, Purchaser shall accept the Property subject to the default without any reduction in the Purchase Price and without any Claims against Seller on account of the default.

10.5 Termination. Upon any termination of this Agreement pursuant to any right of a party to terminate set forth in this Agreement, (a) the Deposit shall be paid over to the party entitled to the same, (b) all documents deposited by Purchaser and Seller into escrow shall be returned by Title Company to the party depositing the same, and (c) all copies of all Property Documents provided to Purchaser by Seller shall be returned to Seller, whereupon the parties will have no continuing liability to each other unless otherwise expressly stated in any provision of this Agreement.

10.6 Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party for breach of such party’s obligations under this Agreement, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees. The “prevailing party” shall be determined by the court hearing such matter.

11. NOTICES. Any notice required or permitted to be given hereunder may be served by a party or its attorney and must be in writing and shall be deemed to be given (a) when hand delivered, (b) one (1) business day after pickup by Emery Air Freight, United Parcel Service (Overnight) or Federal Express, or another similar overnight express service, (c) when transmitted by telecopy or facsimile, provided that confirmation of the receipt of same is noted upon transmission of same by the sender’s telecopy machine, or (d) when transmitted by electronic correspondence, in any case addressed or sent to the parties at their respective addresses set forth below:

If to Seller:	2600 & 2650 McCormick Drive Holdings, LLC
c/o CWCapital Asset Management LLC, Special Servicer
7501 Wisconsin Avenue
Suite 500 West
Bethesda, MD 20814
Attn: Legal Department

With a copy to:	Quilling, Selander, Lownds, Winslett & Moser, PC
2001 Bryan Street, Suite 1800
Dallas, Texas 75201
Attn: Paul C. Webb, Esq.
Phone: (214) 880-1881
Fax: (214) 871-2111
pwebb@qslwm.com

If to Purchaser:	Heritage Insurance Holdings, LLC
700 Central Ave., Suite 500
St. Petersburg, FL 33701
Attn: Stephen L. Rohde
Phone: 651-324-8523 / 727-362-7204
Fax: none
Email: srohde@heritagepci.com

With a copy to:	__________________________________________
__________________________________________
__________________________________________
Attn: _____________________________________
Phone: ____________________________________
Fax: ______________________________________
Email: _____________________________________

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 11 to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

12. MISCELLANEOUS.

12.1 Entire Agreement. This Agreement, together with the Exhibit and Schedules attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2 Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida. Purchaser irrevocably consents and submits to the nonexclusive jurisdiction of the courts of the state and federal district in which the Real Property is located and waives any objection based on venue of forum non conveniens with respect to any action instituted in those courts arising under this Agreement or in any way connected or related or incidental to the dealings of Purchaser and Seller in respect of this Agreement or any related transactions, in each case whether now existing or later arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any of those matters will be heard only in the courts described above.

12.4 Assignability. Purchaser may not directly or indirectly assign or transfer any of Purchaser’s rights, obligations and interests under this Agreement, to any person or entity without the prior written consent or approval of Seller, which consent or approval must be requested in writing and received by Seller not less than five (5) business days prior to the Date of Closing and which consent may be given in Seller’s sole and absolute discretion, provided, however, that Seller hereby consents to Purchaser’s assignment of Purchaser’s rights, obligations and interests under this Agreement to an entity in which Purchaser maintains a controlling economic interest, so long as notice of said assignment is provided not less than five (5) business days prior to the Date of Closing. Upon any such assignment or other transfer, Purchaser and such assignee or transferee shall be jointly and severally liable for the obligations of Purchaser under this Agreement, which liability shall survive the assignment or transfer and the Closing.

12.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

12.6 No Public Disclosure. Prior to Closing, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of Purchaser and Seller.

12.7 Captions; Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement.

12.8 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

12.9 Time of Essence. Time is of the essence with respect to the performance of the obligations of Seller and Purchaser under this Agreement.

12.10 Counterparts and Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Seller and Purchaser agree that this Agreement, any Addendum thereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on both Seller and Purchaser the same as if it were physically executed and Purchaser hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Seller or Auctioneer.

12.11 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

12.12 Proper Execution. This Agreement shall have no binding force and effect on either party unless and until both Purchaser and Seller shall have executed and delivered this Agreement.

12.13 Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

12.14 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” shall mean any local or federal holiday on which post offices are closed in the District of Columbia.

12.15 Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate, servicer or agent of or in Seller, Purchaser or any affiliate of any of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. The limitations of liability contained in this paragraph will survive the termination of this Agreement or the Closing, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

12.16 Back-Up Contracts. Notwithstanding anything herein to the contrary, Seller reserves the right to continue marketing the Property for sale and to entertain letters of intent regarding the sale of the Property while this Agreement is outstanding, provided Seller shall not enter into any binding back-up agreements with respect to the sale of the Property for so long as this Agreement is in force.

12.17 WAIVER OF JURY TRIAL. PURCHASER WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF PURCHASER AND SELLER IN RESPECT OF THIS AGREEMENT OR RELATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR LATER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. PURCHASER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SELLER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF PURCHASER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.18 No Third Party Beneficiary. This Agreement is solely for the benefit of Purchaser and Seller and Purchaser’s permitted assigns. No other person or entity is entitled to the benefit or may enforce any of the provisions of this Agreement, except where expressly provided herein to the contrary.

12.19 Purchaser Representation and Consent. Purchaser acknowledges and confirms that he has had every opportunity to obtain legal representation in this matter and has either not advised Seller of his representation or has intentionally declined to do so; further, Purchaser confirms that he is a sophisticated purchaser of similar commercial properties, is familiar with all rights and remedies of Florida law, and specifically waives any right to further representation. Purchaser confirms and acknowledges that he is not relying on any legal advice from Seller, Seller’s counsel, the Broker, or any other party in this matter.

12.20 Auction Sale/Process. Seller may select the winning bid in its sole and absolute discretion. No obligation to sell shall be binding on Seller unless and until this Agreement is countersigned by Seller and, if the sale is subject to confirmation as evidenced by an Addendum to Purchase and Sale Agreement “Subject To” executed by Seller and Purchaser, Seller has delivered its approval of the sale as required in said addendum. Seller may rescind any oral acceptance of a winning bid prior to the execution and delivery of this Agreement to Purchaser for any reason, including but not limited to, the receipt of a subsequent higher bid or offer to purchase whether such higher bid or offer to purchase was received pursuant to the Auction Terms and Conditions or otherwise.

12.21 Brochure. Purchaser represents and warrants that Purchaser has received, read and accepts the terms and conditions pertaining to the sale of the Property which may be set forth in an auction brochure (the “Brochure”), or on the auction website, www.auction.com, which terms and conditions are incorporated herein by reference. In the event of any conflict or inconsistency between the terms and conditions of the Agreement and the terms and conditions of the Brochure, the terms and conditions of this Agreement shall control and prevail in all respects.

12.22 Purchaser and Buyer. When used in this Agreement or any document concerning the parties to this Agreement, the terms “Purchaser” and “Buyer” shall have the same meaning and be used interchangeable.

13. ESCROW AGREEMENT

13.1 Deposit. Title Company agrees to deposit the Deposit in an interest bearing account, subject to the receipt from Purchaser of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Upon written notification from Seller or Purchaser in accordance with the terms of this Agreement, Title Company shall release the funds in accordance with and pursuant to the written instructions. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Title Company to justify its doing so, Title Company shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

13.2 Title Company. Seller and Purchaser covenant and agree that in performing any of its duties under this Agreement, Title Company shall not be liable for any loss, costs or damage which it may incur as a result of serving as Title Company hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, Title Company shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

13.3 Indemnity. Seller and Purchaser hereby agree to indemnify and hold harmless Title Company against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys’ fees and disbursements which may be imposed upon or incurred by Title Company in connection with its serving as Title Company hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. The provisions of this Section 13.3 shall survive a termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, effective as of the date first set forth above.

SELLER:

2600 & 2650 McCormick Drive Holdings, LLC, a Maryland limited liability company

By:	U.S. Bank National Association, successor-in- interest to Bank of America, N.A., successor to Wells Fargo Bank, N.A., as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass- Through Certificates, Series 2006-GG8 and Companion Loan Noteholders (the “Trust”), its Sole Member/Manager

By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust

By:

Date:	2/28/2013

PURCHASER:

Heritage Insurance Holdings, LLC, a Florida limited liability company

By:
Name:
Title:	Chief Financial Officer
Date:	2/27/2013

ACKNOWLEDGEMENT BY TITLE COMPANY

IN WITNESS WHEREOF, Title Company has signed this Agreement for the limited purposes set forth herein.

TITLE COMPANY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:	Marketing Coordinator
Date:	2/28/2013

Address for Notices to Title Company:

First American Title Insurance Company

National Commercial Services

1825 Eye Street NW, Suite 302

Washington, D.C. 20006

Attention: Brian A. Lobuts, Vice President

blobuts@firstam.com

EXHIBIT A

TERMS AND CONDITIONS OF SALE

IDENTIFICATION:

All Purchasers are required to have a Bidder’s Number to bid, giving full name, address, and phone number. Evidence of correct form of deposit must be made in order to register for the auction.

CONTRACTS AND DEPOSITS:

The successful bidder must sign all documents and contracts immediately upon conclusion of the auction. At the auction, in order to bid, a minimum non-refundable deposit in the amount of $10,000.00 shall be required at the time of registration in the form of a wire transfer, cashier’s or certified check. No third party checks will be accepted. Please note that the total required non-refundable deposit is the greater of 10% of the total Purchase Price or $20,000.00. The successful bidder will have 1 business day after the auction to provide any additional funds over and above the $10,000.00 to make the deposit equal to the greater of 10% of the total Purchase Price or $20,000.00. Please note: All cashier’s or certified checks should be made payable to First American Title Insurance Company when you are the successful bidder. See specific terms of the Agreement for actual deposit requirements.

BUYER’S PREMIUM:

A Buyer’s Premium equal to the greater of five percent (5%) of the Winning Bid Amount or $20,000.00 shall be paid to Auctioneer by Buyer at Closing.

PROPERTY SOLD “AS IS, WHERE IS, WITH ALL FAULTS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND:

The real property shall be sold subject to conditions, restrictions, right-of-way easements, and reservations, if any, of record, filed and unfiled mechanics and materialmen’s liens, if any, and all other matters of record taking priority, subject to the rights, if any, of tenants-in-possession, and further subject to all conditions announced at sale; and confirmation by Seller.

REAL ESTATE CLOSING:

Purchasers must close sales of real property on the Date of Closing (defined in the Purchase and Sale Agreement, or sooner if agreed by the parties.). Time is of the essence. The entire Purchase Price and Buyer’s Premium must be paid by cashier’s or certified check, attorney’s escrow check, or wired funds at closing. No purchase is contingent on financing. Purchaser is entitled to a deed for property upon full payment.

REAL ESTATE BROKERS:

Purchaser shall be solely responsible for paying the fees and commissions due to Purchaser’s Broker, and Seller agrees to pay a finder’s fee to Purchaser’s Broker upon the consummation of Closing, in an amount not to exceed 0.5% of the Winning Bid Amount, pursuant to Section 5.3 of the Agreement. Purchaser shall be solely responsible for paying the fees and commissions due to any other broker claiming to have represented Purchaser in the Auction should such a claim be made in connection with any transaction which may result of this Auction. A broker shall not be entitled to any commission or finder’s fee on any sale to an affiliated entity or an immediate family member.

ADDITION OR WITHDRAWAL FROM SALE; CONDITION OF SALE:

Property selling subject to motivated Seller’s confirmation. Auctioneer reserves the right to withdraw from sale the property listed and also reserves the right to group one or more properties into one or more selling lots or to subdivide into two or more selling lots. Auctioneer reserves the right to cancel the auction sale up to the time prior to the commencement of bidding. These properties are sold in gross in all cases. If a subsequent survey by Purchaser shows a greater or lesser number of acres or square footage this will not affect the purchase or Purchase Price.

Exhibit A

AGENCY:

Auctioneer is acting as agent on behalf of Seller only, and reserves the right to protect Seller’s interest by bidding as agent. Auctioneer is not responsible for the acts of the Principal’s agents or the Principal. During bidding, Auctioneer has the right to reject any raise that, in his opinion, is not commensurate with the property value. In the event of any dispute after the sale, Auctioneer record of final sale shall be conclusive.

RIGHTS:

All announcements made the day of sale take precedence over any prior written or verbal terms of sale. Purchasers will acquire properties subject to the rights of all parties in possession. If any conditions contained herein are not complied with by Purchaser, Auctioneer may, in addition to asserting all remedies available by law, including the right to hold defaulting Purchaser liable for the Purchase Price, either (a) cancel the sale, retaining as liquidated damages any payment made by such Purchaser; (b) resell the property at public auction; or (c) take such other action as it deems necessary or appropriate. The retention of the bidder’s deposit shall not limit any rights or remedies of Auctioneer or Seller with respect to Purchaser’s Default. If the property is resold, the original defaulting Purchaser shall be liable for payment of any deficiency in the Purchase Price and all costs and expenses, the expenses of both sales, reasonable attorney’s fees, commissions, incidental damages and all other charges due hereunder.

Exhibit A

SCHEDULE 1.1.1

Real Property Description

The land referred to herein below is situated in the County of Pinellas, State of Florida, and is described as follows:

Tracts 1 and 2, Prestige Place, according to the map or plat thereof recorded in Plat Book 93, Pages 17 and 18, of the Public Records of Pinellas County, Florida.

Schedule 1.1.1

Auction Item No. FW-248

Property Address: 2600 and 2650 McCormick Drive, Clearwater, Pinellas County, Florida 33764

ADDENDUM TO PURCHASE AND SALE AGREEMENT

“SUBJECT TO”

This Addendum to Purchase and Sale Agreement (this “Addendum”), is entered into by and between Seller and Purchaser(s), who are parties to that certain Purchase and Sale Agreement dated as of the date last signed by the parties (the “Agreement”).

This is a reserve auction and all Properties have a reserve price (“Reserve Price”), meaning the Seller of each Property can accept or reject any bid and has also established an unpublished, minimum selling price. The starting bid is not the Reserve Price. In order to become the Winning Bidder for a Property, a Bidder must meet or exceed the Reserve Price and have the highest bid, and such highest bid must be accepted by the Seller. Purchaser(s) and Seller agree that Seller may terminate the Agreement, in Seller’s sole and absolute discretion, in the event the Seller does not approve the sale. Seller shall make such election within fifteen (15) business days (excludes weekends and holidays) following the Effective Date of the Agreement (as that term is defined in the Agreement) unless extended in writing by Seller (the “Approval Period”) by electronic mail, overnight courier (FedEx, UPS or USPS Express Mail) or registered mail (return receipt requested) (“Notice”), with said Notice deemed given upon the date of sending of such Notice. If Seller or Seller’s designee does not provide Notice within the Approval Period then the Agreement shall be deemed rejected without further action. If accepted, Seller or Seller’s designee will provide written notice within the Approval Period to Purchaser(s).

If Seller elects NOT to approve the transaction and elects to reject the Agreement and terminate the escrow and transaction, Title Company (as that term is defined in the Agreement) shall return to Purchaser(s) any Earnest Money Deposit given by Purchaser(s) to Title Company, such return contingent upon the Title Company’s confirmation of the Earnest Money Deposit having been received as “good funds” and in accordance with the terms of the Agreement. Auctioneer is authorized to provide the necessary instruction to the Title Company directing the Title Company to return to Purchaser(s) any Earnest Money Deposit given by Purchaser(s) to Title Company and the Title Company shall release such monies to Purchaser(s) pursuant to this Addendum. Effective upon release of the Earnest Money Deposit to Purchaser(s), the Agreement and the transaction contemplated thereby shall be cancelled and Purchaser and Seller shall be relieved of any further liability and/or obligation to each other under the Agreement. Purchaser(s) agrees to release Seller, Seller’s Broker, Auctioneer, and the Title Company from and against any and all liabilities in connection with the transaction and the Agreement. Purchaser grants Seller the unilateral right to execute cancellation instructions in the event that Seller elects to cancel and terminate the transaction pursuant to the terms of this Addendum.

If Seller elects to approve and confirm the transaction, then the Agreement shall continue in full force and effect and the Date of Closing shall be in accordance with the terms of the Agreement.

[Signature Page Follows]

Addendum to Purchase Agreement (SUBJECT TO) Commercial 012013	Page | 1

Auction Item No. FW-248

Property Address: 2600 and 2650 McCormick Drive, Clearwater, Pinellas County, Florida 33764

SELLER:		PURCHASER(S):

2600 & 2650 McCormick Drive Holdings, LLC, a Maryland limited liability company

By:

U.S. Bank National Association, successor-in-

interest to Bank of America, N.A., successor to

Wells Fargo Bank, N.A., as Trustee for the

Registered Holders of GS Mortgage Securities

Corporation II, Commercial Mortgage Pass-

Through Certificates, Series 2006-GG8 and

Companion Loan Noteholders (the “Trust”), its

Sole Member/Manager

Heritage Insurance Holdings, LLC, a Florida limited liability company

By:
Printed Name:
		Title:	Chief Financial Officer
		Date:	2/27/2013

By:	CWCapital Asset Management LLC, a Massachusetts limited liability company, solely in its capacity as Special Servicer to the Trust	IF INDIVIDUALS:

By:

PRINTED NAME
Date:	2/28/2013	Date:

PRINTED NAME
Date:

Addendum to Purchase Agreement (SUBJECT TO) Commercial 012013	Page | 2